EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference into the Company’s previously filed Registration Statements on Form S-3 (Nos. 333-163366, 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331, 333-37585) and Form S-8 (Nos. 333-160312, 333-160705, 333-164014, 333-134566, 333-119833, 333-106427, 333-54246, 333-30345), of our audit report on the consolidated financial statements dated March 31, 2009 and April 2, 2010 as it relates to Note 2, included in Spectrum Pharmaceuticals, Inc.’s Form 10-K for the year ended December 31, 2009.
/s/ Kelly & Company
Kelly & Company
Costa Mesa, California
April 2, 2010